EXHIBIT 99.1

MicroVision Announces Third Quarter 2020 Results

REDMOND, Wash., Oct. 29, 2020 (GLOBE NEWSWIRE) -- MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today announced its third quarter 2020 results.

Revenue for the third quarter of 2020 was $0.6 million, compared to $1.2 million for the third quarter of 2019. MicroVision's net loss for the third quarter of 2020 was $2.8 million, or $0.02 per share, compared to a net loss of $6.1 million, or $0.05 per share for the third quarter of 2019. The Company ended the third quarter of 2020 with $5.0 million in cash and cash equivalents, compared to $5.8 million at the end of the fourth quarter of 2019.

“MicroVision is focused on pursuing a strategic transaction at the right value for our shareholders. Our focus is to drive to an agreement at a valuation that reflects the sustainable strategic advantage, we believe, our technology offers now and into the future. We are continuing to work towards this goal while maintaining expenses at appropriate levels. We appreciate the strong support of our shareholders, as evidenced by the vote at our special shareholders meeting on October 8th as we continue the work ahead,” said Sumit Sharma, MicroVision's Chief Executive Officer.

Financial Results Webcast

MicroVision will host a webcast which will start at 2:00 p.m. Pacific Time on Thursday, October 29, 2020 by accessing the Investor Relations section of MicroVision’s website on the Investor Relations Events Calendar page at https://microvision.gcs-web.com/investor-event-calendar. Investors may submit questions for management in advance to IR@MicroVision.com or beginning 10 minutes before or during the live webcast on October 29, 2020.The webcast will be available for rebroadcast from the Investor Relations section of MicroVision’s website on the Investor Relations Events Calendar page.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature sensing and projection solution based on the laser beam scanning methodology pioneered by the Company. MicroVision’s platform approach for this sensing and display solution means that its technology can be adapted to a wide array of applications and form factors. We combine our hardware, software, and algorithms to unlock value for our customers by providing them a differentiated advanced solution for a rapidly evolving, always-on world.

Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The Company is based in Redmond, Washington.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc or follow MicroVision on Twitter at @MicroVision.

MicroVision® and PicoP® are registered trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to the value of our technology, timing of products coming to market, management of finances, exploration of strategic alternatives with third parties and the Company’s future products and product applications are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include the risk that the Company may not succeed in finding licensing or other strategic solutions, including a potential sale of the Company, with acceptable timing, benefits or costs, our ability to operate with limited cash or to raise additional capital when needed; market acceptance of our technologies and products or for products incorporating our technologies; the failure of our commercial partners to perform as expected under our agreements, including from the impact of the COVID-19 (coronavirus); our ability to identify parties interested in paying any amounts or amounts we deem desirable for the purchase or license of intellectual property assets; our or our customers’ failure to perform under open purchase orders, our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; our ability to maintain our listing on the Nasdaq Stock Market, and other risk factors identified from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect us to a greater extent than indicated. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.
Balance Sheet
(In thousands)
(Unaudited)
	September 30,	December 31,
	2020	2019

Assets
Current Assets
Cash and cash equivalents	$ 5,027	$ 5,837
Accounts receivable, net	-	1,079
Inventory	-	192
Other current assets	748	729
Total current assets	5,775	7,837

Property and equipment, net	1,515	1,849
Operating lease right-of-use asset	1,040	1,308
Restricted cash	435	435
Intangible assets, net	178	221
Other assets	18	186
Total assets	$ 8,961	$ 11,836

Liabilities and Shareholders' Equity (Deficit)
Current Liabilities
Accounts payable	$ 1,513	$ 1,871
Accrued liabilities	295	2,045
Deferred revenue	-	21
Contract liabilities	8,160	9,755
Other current liabilities	-	83
Current portion of long-term debt	961	-
Current portion of operating lease liability	671	656
Current portion of finance lease obligations	15	25
Total current liabilities	11,615	14,456

Long term debt, net of current portion	617	-
Operating lease liability, net of current portion	922	1,348
Finance lease obligations, net of current portion	-	9
Total liabilities	13,154	15,813

Commitments and contingencies

Shareholders' Equity (Deficit)
Common stock at par value	144	126
Additional paid-in capital	578,326	568,496
Accumulated deficit	(582,663)	(572,599)
Total shareholders' equity (deficit)	(4,193)	(3,977)
Total liabilities and shareholders' equity (deficit)	$ 8,961	$ 11,836

MicroVision, Inc.
Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three month ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Product revenue	$100	$999	$1,347	$1,198
License and royalty revenue	539	17	1,323	17
Contract revenue	-	174	25	3,066
Total revenue	639	1,190	2,695	4,281

Cost of product revenue	-	2,039	1,394	3,352
Cost of contract revenue	-	33	4	1,786
Total cost of revenue	-	2,072	1,398	5,138

Gross margin	639	(882)	1,297	(857)

Research and development expense	1,972	3,566	7,262	15,484
Sales, marketing, general and administrative expense	1,485	1,697	4,536	6,851
Gain on disposal of fixed assets	-	-	(450)	-
Total operating expenses	3,457	5,263	11,348	22,335

Loss from operations	(2,818)	(6,145)	(10,051)	(23,192)

Other expense, net	(8)	4	(13)	(7)

Net loss	$(2,826)	$(6,141)	$(10,064)	$(23,199)

Net loss per share - basic and diluted	$(0.02)	$(0.05)	$(0.07)	$(0.21)

Weighted-average shares outstanding - basic and diluted	143,685	114,874	137,027	107,953

Investor Relations Contact

David H. Allen
Darrow Associates, Inc.
408.427.4463
dallen@darrowir.com